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                                                                      EXHIBIT 23


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of NOVA Corporation of our report dated February 18, 1997, included in the 1996 Annual Report to Shareholders of NOVA Corporation.

Our audits also included the financial statement schedule of NOVA Corporation listed in Item 14 (a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-04351) pertaining to the NOVA Corporation 1991 Employees' Stock Option and Stock Appreciation Rights Plan and the NOVA Corporation 1996 Employees Stock Incentive Plan of our report dated February 18, 1997 with respect to the consolidated financial statements incorporated by reference and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report on Form 10-K of NOVA Corporation.

                                                               Ernst & Young LLP


Atlanta Georgia
March 27, 1997